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For Immediate Release

July 12, 1996

Contact:          Frank L. Pattillo
                           (919) 977-8341
                           fpattillo@centura.com


CENTURA SUSPENDS STOCK REPURCHASE BECAUSE OF ACQUISITIONS

         ROCKY MOUNT, N.C.-- Centura Banks Inc. (NYSE:CBC) has temporarily suspended its purchases of Centura common stock in the open market because of two pending acquisitions and expects to resume its repurchase activity in September.
         Under Securities and Exchange Commission rules, Centura is not permitted to purchase its shares in the open market during the period from when shareholders are being solicited to vote on a proposed merger until after the meeting of shareholders is held. Centura has mailed the prospectus and proxy statement for its proposed acquisition of First Community Bank in Gastonia, N.C., and by the time of the First Community shareholder meeting, Centura will also have mailed the prospectus and proxy statement for its proposed acquisition of FirstSouth Bank in Burlington, N.C.
         In connection with the proposed acquisition of First Community, Centura's board of directors has authorized the repurchase of a number of shares of Centura common stock up to the total number of shares expected to be issued in the First Community transaction. To date Centura has repurchased approximately 400,000 of the approximately 750,000 shares it expects to repurchase in connection with the First

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Community transaction. In connection with the proposed acquisition of
FirstSouth, the board of directors has authorized the repurchase of a number of shares of Centura common stock up to 9.9 percent (approximately 101,000 shares) of the shares expected to be issued in the FirstSouth transaction.
         Centura anticipates it will resume its open market purchases in connection with the First Community transaction immediately following the meeting of shareholders of FirstSouth, expected to be held in mid-September, and to begin its repurchase activity in connection with the FirstSouth transaction immediately upon termination of purchases in connection with the First Community transaction.
         With assets of $5.6 billion, Centura provides a complete line of banking, investment, insurance and trust services to individuals and businesses throughout North Carolina. It provides services through 155 financial centers, more than 200 ATMs at financial centers and Wal-Mart and Sam's stores, its Centura Highway telephone banking center and Quicken and Microsoft Money, the leading personal finance software packages. Centura recently announced it will open 33 bank offices in Hannaford supermarkets in the Carolinas and Virginia by the end of 1997.

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